EXHIBIT 99.1

                          SALE OF ENTERPRISE AGREEMENT

ENTERED THIS JUNE 16TH, 1999

BETWEEN: TELEHUBLINK CORPORATION, a duly constituted corporation, having its head office located at New England Executive Park, in the city and district of Burlington, State of Massachussets, represented by BRUCE YOUNG being duly authorized to enter its President, into this Agreement,

                    (hereinafter referred to as "the Buyer");

AND: WEB TRAFIC INC., a duly constituted corporation, having its head office at 9625 Ignace, in the city of Brossard, province of Quebec, herein represented by SERGE TRUDEAU, its President being duly authorized to enter into this Agreement and its Director Michel Cote,

                    (hereinafter referred to as "the Vendor");

BEFORE ENTERING INTO THE PRESENT AGREEMENT, THE PARTIES DECLARE AS FOLLOWS:


WHEREAS the Vendor is engaged in the operatation of an e-commerce and internet business known as WEB TRAFIC INC. (hereinafter the "business");

WHEREAS the Vendor has concluded an agreement with IMALL to represent its services, on a non-exclusive basis, in Canada produced and appended hereto in ANNEX "A" and referred to hereafter as the "IMALL Agreement".

WHEREAS the Vendor desires to sell the said business and all related rights and assets;

WHEREAS the Buyer has expressed an interest in acquiring the business and all related rights and assets;

WHEREAS the Vendor's representative and the Buyer have prior to this agreement entered into a management contract referred to, and appended hereto in ANNEX "B" (hereinafter referred to as the ("Management Agreement");

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WHEREAS the parties intend to satisfy the requirements of the Code Civil of
Quebec governing such a transaction;

NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.       DEFINITIONS

For the purpose of the present agreement, and of any other document related to it or which makes reference to it, unless the context opposes it, the following words, terms or expressions will have the meaning given to them hereafter:

1.1. ASSETS: means all of the fixed assets, plus inventory as defined hereafter, any and all rights, trade marks, trade names which it may have in its internet and e-commerce related businesses and the goodwill attached to such businesses, including the rights and benefits pertaining to the IMALL Agreement referred hereto as if recited at length (Annex "A");

1.2. CLOSING: means the fulfilling and the complete execution, in accordance with the conditions laid out in the present agreement, of the sale of the business by the Vendor to the Buyer and of all other related transactions between the parties made necessary by the present agreement and which will happen, on or before June 16, 1999 in the province of Quebec;

1.3.     EFFECTIVE CLOSING DATE: means June 16, 1999;

1.4. BUSINESS: means the Internet and e-commerce business presently exploited by the Vendor under the name "Web Trafic Inc.";

1.5 ESCROW AGENT: means the law firm of Mannella & Associates, located at 3055, De l'Assomption, in Montreal, province of Quebec;

1.6      FIXED ASSETS: means all the equipment, furniture and other accessories;

1.7.     INVENTORY: means all existing supplies on the Premises;

1.8. MANAGEMENT: means the officers, directors, key employees identified by the Buyer as being part of the management of the Vendor;

1.09. TAXES: means federal and provincial income taxes, federal, provincial or municipal taxes of any type such as goods and services taxes, capital taxes, sales or use taxes, property taxes, business taxes, any liability relating to Worker's Compensation or Employers' Health Tax and any withholding requirements relating to Employment Insurance, the Canada Pension Plan or

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         Employment Standards, the Quebec Pension Plan and any other governmental charges or assessments.

2.       PREAMBLE

2.1. The preamble hereto shall form a part hereof as if hereinafter recited at length.

3.       NATURE OF THE AGREEMENT

3.1. This Agreement is an offer to purchase from the Vendor the entreprise called "WEB TRAFIC INC." together with all its rights and assets, as further described hereinafter, effective on the Effective Closing Date;

3.2. The present Agreement constitutes the entire agreement between the parties and any and all previous agreement, written or oral, express or implied between the parties or on their behalf during the course of the negotiation of the present Agreement are hereby terminated and cancelled;

4.       SALE PRICE OF THE ENTERPRISE

4.1. The parties have agreed that the sale price of the business and its assets shall be EIGHTY THOUSAND DOLLARS (80,000.00 $) which the Vendor herein declares having received and for which said Vendor gives complete quit and discharge thereof to the Buyer;

5.       VENDOR'S REPRESENTATIONS AND WARRANTEES

5.1. The Vendor represents and warrants to the Buyer, that, at the signing of the present agreement, that each of the following representations and warrantees constitute for the Buyer a condition without which the Buyer would not have entered into the present Agreement.

5.2. The Vendor represents and warrants to the Buyer that it is a duly constituted corporation and is in good standing with respect to the laws pertaining to its existence and its activities; that it will have the capacity and the right to own assets and to dispose of them, to carry out its business and, notwithstanding the approval of the present Agreement by its board of directors, to fulfill its obligations under the present Agreement;

5.3. The Vendor represents and warrants that all returns, filings, elections and information reports required to be filed by it have been or will be filed on or

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         before the date of closing and that such returns are true, complete and correct and properly reflect the liability of the Vendor for taxes.

5.4. The Vendor has furnished the Buyer with an unaudited balance sheet and the related unaudited statement of income, for the period ending June 15, 1999 at closing attached as ANNEX "C". The Vendor represents and warrants that such financial statements, including the notes thereto, are true and correct and fairly present the financial condition of the Vendor at the date thereof and, except as indicated therein, reflect all claims against and all liabilities of the Vendor, fixed or contigent, as at the date thereof, required to be shown under Canadian generally accepted accounting principles, and accurately present the results of the operations of the Vendor and the changes in financial position for the period indicated;

5.5 The Vendor represents and warrants that it has made timely payment of all taxes, installments and all assessments, reassessments, charges, penalties, interest and fines related thereto which were or are due and payable by it.

         The Vendor also represents and warrants that it is not subject to taxes in any jurisdiction other than Canada and the province of Quebec;

5.6. The Vendor represents and warrants that, where applicable, it has withheld from each payment made to any of its officers, directors, former directors, and employees the amount of all taxes and other deductions required to be withheld therefrom and has paid the same on a timely basis to the proper governmental authority.

5.7. The Vendor represents and warrants that all accounts, books, ledgers and other records material to the buniess of whatsoever kind have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they give and reflect a true and fair view of the business;

5.8 The Vendor represents and warrants that the Vendor is not a party to any material contract, but not limited to, (a) any employment, compensation, pension plan or shareholders agreement, (b) any loan agreement, (c) any guarantee, (d) any maintenance or service agreement,
         (e) any agreement, contract or commitment limiting the ability of the Vendor to engage in any line of business or to compete with any other person, (f) any lease for real (immoveable) or personal (moveable) property, (g) any agreement with any officer or director of the Vendor,
         (h) any contract with clients, and (i) any agreement, contract or commitment which might reasonably be expected to have a negative material impact on the business or operations of the Vendor;

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5.9      The Vendor represents and warrants that it is the sole proprietor of all the assets sold under the present Agreement and that those assets are free of any charges, liens or encumbrances of any sort;

5.10 The Vendor represents and warrants that there has not been, and to its best knowledge, information and belief do not anticipate, any adverse change in relations with Clients as a result of the transactions contemplated by this Agreement or otherwise;

5.11. The Vendor represents and warrants that all of the assets sold and all of the inventory on the Premises are insured;

5.12. The Vendor represents and warrants to the Buyer that it has no employees;

5.13.    The Vendor represents and warrants that it has no unpaid creditors;

The Vendor agrees and undertakes to confirm in writing and repeat all of the above representations and warranties to the Buyer as of Closing Effective Date on Closing;

6.       OPERATION OF THE BUSINESS UNTIL THE CLOSING DATE

6.1. As from the time of signing of the present Agreement until the date of closing, the Vendor will carry on the operations of the business with due diligence and in a manner appropriate and normal for an enterprise operating a similar business. Without limiting the meaning of the preceding, the Vendor undertakes not modify the prices or offer discount or prices of any kind on the services that it offers to the Clients;

6.2. The Vendor will not hire any employee or enter into any kind of contractual agreement for the purpose of employment or of offering services to the Clients from the Premises without prior written approval of the Buyer;

6.3. The Vendor will maintain until the closing date proper property damage insurance, including public and general liability, for the Premises;

6.4. The Vendor undertakes not to pledge or other wise encumber the assets sold. In addition, the Vendor shall not sell, transfer or assign or promise to sell, transfer or assign the assets sold to a third party between the time of signing of the present Agreement and the closing date;

6.5. The Vendor will pay all taxes, including, but without limiting the generality of the preceding, all income, business, real-estate and municipal taxes, due on or before December 31st, 1999 against the business, if applicable;

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6.6.     The Vendor will buy all the supplies if applicable necessary for the effective continuous operation of the business directly from its suppliers and pay for them no later thirty (30) days;

6.7. The Vendor will allow access to the Premises to the designated representatives and to the officers of the Buyer at any time during regular business hours and will if requested to do so introduce the representatives or officers of the Buyer to the Clients;

6.8 It is agreed by the parties that until June 16, 1999, and subject to the terms and conditions of the present agreement, including, without limiting the generality of the preceding, the Closing, the income from the operations, including, without limiting the generality of the preceding, the account receivable as of Effective Closing Date, but excluding work-in-progress not yet billed to the Clients, and profits if any, of the business shall remain the sole property of WEB TRAFIC INC.;

6.9. The Vendor agrees to abandon on the date of closing, forever and without any recourse the name "WEB TRAFIC INC." or "WEB TRAFIC" and to do all the acts and sign all the documents necessary for the buyer to be able to use the name "WEB TRAFIC INC." or "WEB TRAFIC" for the purpose of the business that it acquires under the present Agreement;

7.       BUYER'S OBLIGATIONS, REPRESENTATIONS AND WARRANTEES

7.1. The Buyer represents and warrants to the Vendor the following and acknowledges that each of the following representations and warrantees constitute for the Vendor a condition without which the Vendor would not have entered into the present Agreement;

7.2. The Buyer represents and warrants to the Vendor that it will be, at the date of closing, a duly constituted corporation and will be in good standing with respect to the laws pertaining to its existence and its activities; that it will have the capacity and the right to own assets, to carry out its business and, notwithstanding the approval of the present Agreement by its board of directors, to fulfill its obligations under the present Agreement;

7.3. The Buyer shall abide by the dispositions of the Management Agreement (Annex "B") and any and all modifications brought thereto by the parties hereto relating to the execution of the said Management Agreement;

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8.       NON-COMPETITION AND NON-SOLICITATION

8.1. The Management and the Vendor acknowledge that the goodwill acquired as part of the present business purchase represents its most important element and that the Management of the Vendor entering into a business competitive to that of the business would cause serious and irreparable damage to the Buyer;

8.2. Consequently, the Management and the Vendor both undertake, for a period of twenty-four (24) months following the signing of the present agreement, not to, alone or in association with others, directly or indirectly, whether as employee, shareholder, director, agent, officer, lender, guarantor, mandatory or otherwise:

         (a) enter into any business that would be competitive in any way with the business of the enterprise within the province of Quebec;

8.3. Also, the Management and the Vendor both undertake to NEVER, alone or in association with others, directly or indirectly, whether as employee, shareholder, director, agent, officer, lender, guarantor, mandatory or otherwise:

         (b)    solicit a client of the enterprise, present or future; and

         (c) solicit an employee of the enterprise, present or future, to work into any business that would be competitive with that of the enterprise;

8.4. Any contravention to the non-competition obligations contained in provision 8.2 or the non-solicitation obligations contained in provision 8.3 from a member of the Management or the Vendor will generate against the contravening party, without prejudice to any of the other rights and recourses offered to the Buyer, a fixed penalty of TEN THOUSAND DOLLARS ($10,000) for each and every day any such contravention shall occur or continue;

8.5. The Management and the Vendor both recognize that the non-competition obligations and penalties contained in provisions 8.2, 8.3 and 8.4 are reasonable in the circumstances and are necessary for the protection of the Buyer;

8.6.     In the event that any of the obligations contained in provisions 8.2,
         8.3 or 8.4 is found to be abusive by a court or an arbitrator for any reason, the court or arbitrator can reduce the obligation to a reasonable level;

9.       ESCROW AGENT

9.01 The escrow agent shall not be required to give security nor shall he be responsible for the acts, omissions, faults, errors, fraud, failure or misconduct of any agent whom he may reasonably employ in the exercise of the powers conferred upon him hereunder, nor for loss occasioned by his own acts,

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         omissions or defaults, unless such acts, omissions or defaults constitute a breach of trust knowingly and intentionally committed by him;

9.02 The escrow agent shall not be required to institute, defend, or intervene in any legal action to enforce the terms and conditions of the present Agreement until the escrow agent has been indemnified against all expenses and liabilities incurred and to be incurred by the escrow agent, including his own reasonable compensation as escrow agent;

9.03 The escrow agent may, at any time, consult with and retain the advice of such counsel it deems appropriate, and the escrow agent shall incur no liability whatsoever for any action taken by the escrow agent pursuant to this Agreement, whether or not with advice of such counsel, unless the escrow agent knowingly and intentionally commits a breach of trust;

9.04 The escrow agent shall not be bound to pay any premiums nor to ensure that any policies of insurance are kept in force;

9.05 The parties shall be jointly and severally responsible to the escrow agent for prompt payment of all fees, charges and expenses incurred by him, including those incurred by him in fulfilling his obligations or in defending himself against any claims made against him in connection with his duties hereunder including counsel fees, and the escrow agent shall have the right to retain the shares and of any moneys deposited with him, as security for the payment of all such fees, charges and expenses;

10.      FINAL DISPOSITIONS

10.1. The present Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec.

10.2. Within context, the singular form shall also include the plural form and the masculine gender includes the feminine gender.

10.3. The parties hereto confirm that they have each required that the present Agreement and all accessory documents and notices be drawn up in the English language. Les parties a la presente confirment qu'elles ont exige que cette convention ainsi que tout autre document ou avis soient rediges dans la langue anglaise.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement in Montreal,
Quebec, this 16th day of June 1999.


THE BUYER:

TELEHUBLINK CORPORATION



per:     /s/ BRUCE YOUNG
         -------------------------
         Bruce Young



THE VENDOR:

WEB TRAFIC INC.



per:     /s/ SERGE TRUDEAU
         ------------------------
         Serge Trudeau




Per:     /s/ MICHEL COTE
         ------------------------
         Michel Cote

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                                A F F I D A V I T

         Je, soussigne, SERGE TRUDEAU, residant aux fins des presentes au 9625 rue Ignace, Brossard, province de Quebec, J4Y 2P3, declare sous serment ce qui suit :

1.       Je suis le Directeur de la compagnie WEB TRAFIC INC.;

2.       La compagnie WEB TRAFIC INC. est en operation depuis moins d'une annee;

3. La compagnie WEB TRAFIC INC. n'a, en date des presentes, aucun creancier.


                                               ET J'AI SIGNE :


                                               _________________________________
                                               Serge Trudeau

DECLARE SOLENNELLEMENT DEVANT MOI
a Montreal, ce 16ieme jour de juin 1999


_______________________________________
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